UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 10, 2005

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	0-30877	77-0481679
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.05.           Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

Marvell Technology Group Ltd. (the “Company”), through its subsidiaries, Marvell Semiconductor, Inc.(“MSI”) and Marvell International Ltd. (“MIL”), has entered into a License and Manufacturing Services Agreement (the “License Agreement”) with C2Microsystems, Inc. (“C2Micro”).  The License Agreement is on substantially similar terms as other license and manufacturing services agreements with other third parties.  Dr. Sehat Sutardja, Ph.D. and Weili Dai, through their ownership and control of Estopia LLC (“Estopia”) are indirect shareholders of C2Micro.  Herbert Chang, one of the Company’s directors, through his ownership and control of C-Squared venture entities, is also an indirect shareholder of C2Micro.  Dr. Pantas Sutardja, Ph.D. is also a shareholder in C2Micro.

The Company’s Code of Ethics requires a waiver in connection with interested party transactions involving members of the Board of Directors, including the transaction described above.  Effective as of August 10, 2005, the disinterested, independent directors of the Company’s Board of Directors (the “Board”) granted a waiver of the Code of Ethics to Dr. Sehat Sutardja, Ph.D., Weili Dai, Dr. Pantas Sutardja, Ph.D. and Herbert Chang in connection with the entry into the License Agreement with C2Micro by MSI and MIL.  The disinterested, independent directors of the Board approved this transaction as discussed above, after considering, among other things, the business and financial implications of the transaction, as well as the terms of the transaction, the Company’s Code of Ethics and after concluding that the transaction is fair to, and in the best interests of, the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 11, 2005

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ George A. Hervey
George A. Hervey
Vice President of Finance and
Chief Financial Officer